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                       ERP OPERATING LIMITED PARTNERSHIP

     Consolidated and Combined Historical, Including Predecessor Business Earnings to Combined Fixed Charges and Preferred Distributions Ratio

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
                                                                                 Historical
                                                          --------------------------------------------------------
                                                          12/31/97    12/31/96    12/31/95    12/31/94    12/31/93
                                                          --------    --------    --------    --------    --------
                                                                           (Amounts in thousands)
REVENUES
  Rental income                                           $707,733    $454,412    $373,919    $220,727    $104,388
  Fee income - outside managed                               5,697       6,749       7,030       4,739       4,651
  Interest income - investment in mortgage notes            20,366      12,819       4,862          -           -
  Interest and other income                                 13,525       4,405       4,573       5,568       3,031
                                                          --------    --------    --------    --------    --------
    Total revenues                                         747,321     478,385     390,384     231,034     112,070
                                                          --------    --------    --------    --------    --------
EXPENSES
  Property and maintenance                                 176,075     127,172     112,186      66,534      35,324
  Real estate taxes and insurance                           69,520      44,128      37,002      23,028      11,403
  Property management                                       26,793      17,512      15,213      10,249       3,491
  Property management - non-recurring                           -           -           -          879          -
  Fee and asset management                                   3,364       3,837       3,887       2,056       2,524
  Depreciation                                             156,644      93,253      72,410      37,273      15,384
  Interest:
    Expense incurred                                       121,324      81,351      78,375      37,044      26,042
    Amortization of deferred financing costs                 2,523       4,242       3,444       1,930       3,322
  Refinancing costs                                             -           -           -           -        3,284
  General and administrative                                15,064       9,857       8,129       6,053       3,159
                                                          --------    --------    --------    --------    --------
    Total expenses                                         571,307     381,352     330,646     185,046     103,933
                                                          --------    --------    --------    --------    --------
Income (loss) before extraordinary items                  $176,014    $ 97,033    $ 59,738    $ 45,988    $  8,137
                                                          ========    ========    ========    ========    ========
Combined Fixed Charges and Preferred Distributions:
  Interest and other financing costs                      $121,324    $ 81,351    $ 78,375    $ 37,044    $ 26,042
  Refinancing costs                                             -           -           -           -        3,284
  Amortization of deferred financing costs                   2,523       4,242       3,444       1,930       3,322
  Preferred distributions                                   59,012      29,015      10,109          -           -
                                                          --------    --------    --------    --------    --------
Total Combined Fixed Charges
  and Preferred Distributions                             $182,859    $114,608    $ 91,928    $ 38,974    $ 32,648
                                                          ========    ========    ========    ========    ========
Earnings before combined fixed charges
  and preferred distributions                             $299,861    $182,626    $141,557    $ 84,962    $ 40,785
                                                          ========    ========    ========    ========    ========
Funds from operations before combined fixed
  charges and preferred distributions                     $456,505    $275,879    $213,967    $123,114    $ 56,169
                                                          ========    ========    ========    ========    ========
Ratio of earnings before combined fixed charges
  and preferred distributions to combined fixed charges
  and preferred distributions                                 1.64        1.59        1.54        2.18        1.25
                                                          ========    ========    ========    ========    ========
Ratio of funds from operations before combined fixed
  charges and preferred distributions to combined fixed
  charges and preferred distributions                         2.50        2.41        2.33        3.16        1.72
                                                          ========    ========    ========    ========    ========
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